Exhibit 99.1

NEWS

Company Contact:	Media Contact:	Investor Contact:
R. Gregory Miller	Claudia Lin	Kellie Nugent
Chief Financial Officer	Marketing and Public Relations	Shelton Group Investor Relations
WJ Communications	WJ Communications	For WJ Communications
408-577-6200	408-577-6341	972-239-5119 ext. 125
Gregory.Miller@wj.com	Claudia.Lin@wj.com	Knugent@sheltongroup.com

WJ Communications Appoints New Board Member

SAN JOSE, CA. – May 2, 2007 - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of radio frequency (RF) products and solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced the appointment of Angelos J. Dassios to its Board of Directors, effective April 27, 2007.

Dassios is a Principal of Fox Paine Management III, LLC (“Fox Paine”), a San Francisco-based private equity firm, serving as an investment professional where he has worked on a variety of transactions.  Prior to joining Fox Paine, Dassios was with Goldman, Sachs & Co. in the Investment Banking Division and the Principal Investment Area.  He is a graduate of Dartmouth College and formerly served on the Board of Directors of United America Indemnity, Ltd. (NASDAQ: INDM).

“We are pleased to welcome Angelos to WJ’s Board of Directors.  His familiarity with WJ’s business, coupled with his strong experience in business and finance, will assist WJ in further improving the Company’s growth and profitability, and we look forward to his contributions,” stated Bruce Diamond, President and Chief Executive Officer of WJ Communications.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and WiMax. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

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401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621